701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release
For Immediate Release

Contact:  D. Linn Wiley
     President and CEO
     (909) 980-4030

CVB Financial Corp. Reports Record Third Quarter Results

Ontario, CA, October 20, 2005-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record financial results for the third quarter of 2005. This included record deposits, record loans, record assets and record earnings. It was the strongest third quarter in the history of the Company.

Net Income

CVB Financial Corp. reported net income of $18.3 million for the third quarter ending September 30, 2005. This represents an increase of $1.2 million, or 6.98%, when compared with the $17.1 million in net earnings reported for the third quarter of 2004. Diluted earnings per share were $0.29 for the third quarter of 2005. This was up $0.01, or 3.57%, when compared with earnings per share of $0.28 for the third quarter of 2004.

Net income for the third quarter of 2005 produced a return on beginning equity of 21.51%, a return on average equity of 20.75% and a return on average assets of 1.46%. The efficiency ratio for the third quarter of 2005 was 45.43%, and operating expenses as a percentage of average assets were 1.85%.

Net income for the nine months ending September 30, 2005 was $53.4 million. This represents an increase of $8.8 million, or 19.83%, when compared with net earnings of $44.6 million for the same period of 2004. Diluted earnings per share were $0.87. This was up $0.14, or 19.18%, from diluted earnings per share of $0.73 for the same period last year.

Net income for the nine months ending September 30, 2005 produced a return on beginning equity of 22.51%, a return on average equity of 21.29% and a return on average assets of 1.50%. The efficiency ratio for the nine-month period was 45.29%, and operating expenses as a percentage of average assets were 1.89%.

We had income from the settlement of a robbery loss of $2.6 million. Net income from operations before this item was $51.8 million for the first nine months of 2005. This represents an increase in net income from operations for the first nine months of 2005 of $6.7 million, or 14.94%, compared to the same period in 2004. In 2004, we had $45.0 million in net income before gains and losses on the sales of securities, the gain on real estate and the other-than-temporary impairment write-down.

Excluding the items mentioned above, the net income from operations for the first nine months of 2005 would have produced a return on beginning equity of 21.80%, a return on average equity of 20.62% and a return on average assets of 1.45%. The efficiency ratio for the first nine months of 2005 would have been 47.03%, and operating expenses as a percentage of average assets would have been 1.96%.

Net Interest Income and Net Interest Margin

Net interest income totaled $43.0 million for the third quarter of 2005. This represented an increase of $3.0 million, or 7.61%, over the net interest income of $40.0 million for the third quarter of 2004. This increase resulted from an $11.5 million increase in interest income, which was partially offset by an $8.4 million increase in interest expense. The increase in interest income was primarily due to the growth in average earning assets and the increase in interest rates. The increase in interest expense was due to the increases in deposits and borrowed funds and the increase in interest rates.

Net interest margin (tax equivalent) decreased from 4.09% for the third quarter of 2004 to 3.85% for the third quarter of 2005. Total average earning asset yields have increased from 5.27% for the third quarter of 2004 to 5.60% for third quarter of 2005. The cost of funds has increased from 1.73% for the third quarter of 2004 to 2.55% for the third quarter of 2005. Although the yield on earning assets increased, this was offset by higher interest paid on interest-bearing liabilities. The Company has approximately $1.42 billion, or 44.33%, of its deposits in interest free demand deposits.

Net interest income totaled $126.2 million for the nine months ending September 30, 2005. This represents an increase of $14.7 million, or 13.23%, over net interest income of $111.4 million for the same period in 2004. This increase resulted from a $35.2 million increase in interest income, which was partially offset by a $20.4 million increase in interest expense. The increase in interest income was primarily due to the growth in average earning assets and an increase in interest rates. The increase in interest expense was due to the increases in interest-bearing deposits and borrowed funds and the increase in interest rates.

Net interest margin (tax equivalent) decreased from 4.01% for the first nine months of 2004 to 3.92% for the first nine months of 2005. Total average earning asset yields have increased from 5.14% for the first nine months of 2004 to 5.52% for the first nine months of 2005. The cost of funds has increased from 1.68% for the first nine months of 2004 to 2.34% for the first nine months of 2005. This decrease in net interest margin has been mitigated by the strong growth in the balance sheet.

Balance Sheet

The Company reported total assets of $5.02 billion at September 30, 2005. This represented an increase of $667.4 million, or 15.33%, over total assets of $4.35 billion on September 30, 2004. Earning assets totaling $4.69 billion were up $606.5 million, or 14.87%, when compared with earning assets of $4.08 billion as of September 30, 2004. Deposits of $3.21 billion grew $345.4 million, or 12.04%, from $2.87 billion for the same period of the prior year. Demand deposits of $1.42 billion jumped $121.2 million, or 9.30%, from $1.30 billion. Gross loans and leases of $2.38 billion on September 30, 2005 rose $365.4 million, or 18.18%, from $2.01 billion on September 30, 2004.

Total assets of $5.02 billion as of September 30, 2005 reflect an increase of $509.2 million, or 11.29%, over total assets of $4.51 billion on December 31, 2004. Earning assets of $4.69 billion were up $428.9 million, or 10.08%, over the total earning assets of $4.26 billion on December 31, 2004. Deposits of $3.21 billion on September 30, 2005 grew $338.3 million, or 11.77%, from $2.88 billion as of December 31, 2004. Demand deposits of $1.42 billion were up $102.4 million, or 7.74%, from $1.32 billion. Gross loans and leases of $2.38 billion increased $235.2 million, or 10.99%, from $2.14 billion on December 31, 2004. Total equity of $337.2 million on September 30, 2005 was up $19.7 million, or 6.20%, from $317.5 million as of December 31, 2004.

Investment Securities

Investment securities totaled $2.26 billion as of September 30, 2005. This represents an increase of $225.8 million, or 11.08%, when compared with the $2.04 billion in investment securities as of September 30, 2004. It represents an increase of $179.1 million, or 8.59%, when compared with $2.09 billion in investment securities as of December 31, 2004.

Financial Advisory Services

The Financial Advisory Services Group has over $2.7 billion in assets under administration. They provide trust, investment and brokerage related services.

Loan and Lease Quality

CVB Financial Corp reported non-performing assets of $2,000 as of September 30, 2005. The allowance for loan and lease losses was $24.2 million as of September 30, 2005. This represents 1.02% of gross loans and leases. It compares with an allowance for loan and lease losses of $22.5 million, or 1.05% of gross loans and leases on December 31, 2004. The increase was primarily due to the allowance for loan and lease losses acquired from Granite State Bank of $756,000 and the net recoveries of $1.2 million during the first nine months of 2005. Non-performing assets were $2,000 as of December 31, 2004.

The Company has not made a provision for loan and lease losses since 2001 due to the high quality of its loan portfolio. This has been the case even though loans increased from $2.14 billion as of December 31, 2004 to $2.38 billion as of September 30, 2005. Recoveries of $1.2 million more than offset charge offs of $191,000 during the first nine months of 2005.

Other Items in 2005

On February 25, 2005, the Company acquired 100% of the stock of Granite State Bank. The merger agreement provides for Granite State Bank to merge with and into Citizens Business Bank. Citizens Business Bank represents the continuing operation. This transaction added $103.1 million in deposits, $62.8 million in loans and $111.4 million in total assets.

On May 2, 2005, Citizens Business Bank opened its 40th business financial center in the Central Valley city of Madera, California. This increased the total number of offices to seven business financial centers in the fast growing Central Valley area of California.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 33 cities with 40 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its subsidiary, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services.

For the third consecutive year, CVB Financial Corp. received the KBW Honor Roll award at the Annual Community Bank Investor Conference hosted by Keefe, Bruyette & Woods, Inc. in New York on July 25, 26, and 27, 2005. The Company was also recognized as a SmAll-Star by Sandler O’Neill and named on the FPK Honor Roll by Fox-Pitt, Kelton.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the projected. In addition, these forward-looking statements relate to the Company’s current expectations regarding future operating results. Such issues and uncertainties include impact of changes in interest rates, a decline in economic conditions and increased competition among financial services providers. For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2004, and particularly the discussion on risk factors within that document. The Company does not undertake any, and specifically, disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

_________________

CVB FINANCIAL CORP. CONSOLIDATED BALANCE SHEET (unaudited) dollars in thousands
	September 30,		December 31,
	2005	2004	2004
Assets:
Investment Securities available- for-sale	$2,264,081	$2,038,322	$2,085,014
Investment in stock of Federal Home Loan Bank (FHLB)	69,994	53,439	53,565
Loans and lease finance receivables	2,375,226	2,009,875	2,140,074
Less allowance for credit losses	(24,237)	(23,068)	(22,494)

Net loans and lease finance receivables	2,350,989	1,986,807	2,117,580

Total earning assets	4,685,064	4,078,568	4,256,159
Cash and due from banks	132,741	116,125	84,400
Premises and equipment, net	39,823	26,865	33,508
Intangibles	13,062	6,432
Goodwill	28,735	19,580	25,716
Cash value of life insurance	71,232	66,801	68,233
Other assets	49,507	38,370	42,995

TOTAL	$5,020,164	$4,352,741	$4,511,011

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,424,623	$1,303,410	1,322,255
Investment Checking	260,484	228,444	258,636
Savings/MMDA	991,102	842,401	813,983
Time Deposits	537,129	493,682	480,165

Total Deposits	3,213,338	2,867,937	2,875,039
Demand Note to U.S. Treasury	1,529	5,053	6,453
Borrowings	1,312,000	1,042,200	1,186,000
Junior Subordinated Debentures	82,476	82,476	82,476
Other liabilities	73,646	44,993	43,560

Total Liabilities	4,682,989	4,042,659	4,193,528
Stockholders' equity:
Stockholders' equity	345,460	294,619	308,591
Accumulated other comprehensive income
(loss), net of tax	(8,285)	15,463	8,892

	337,175	310,082	317,483

TOTAL	$5,020,164	$4,352,741	$4,511,011

CVB FINANCIAL CORP. CONSOLIDATED AVERAGE BALANCE SHEET (unaudited) dollars in thousands
	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Assets:
Federal funds sold and reverse repos	$--	$109	$--	$416
Investment securities available-for-sale	2,236,619	2,013,691	2,184,849	1,941,208
Investment in stock of Federal Home Loan Bank (FHLB)	67,277	49,609	62,078	44,117
Loans and lease finance receivables	2,320,733	1,960,836	2,208,258	1,859,140
Less allowance for credit losses	(24,183)	(22,751)	(23,791)	(22,209)

Net loans and lease finance receivables	2,296,550	1,938,085	2,184,467	1,836,931

Total earning assets	4,600,446	4,001,494	4,431,394	3,822,672
Cash and due from banks	127,374	147,941	123,182	124,046
Premises and equipment, net	39,881	29,427	37,491	30,021
Intangibles	13,294	6,554	11,256	6,851
Goodwill	28,735	19,580	25,757	19,580
Cash value of life insurance	70,824	66,320	70,131	55,627
Other assets	77,121	60,202	66,613	61,284

TOTAL	$4,957,675	$4,331,518	$4,765,824	$4,120,081

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,406,223	$1,256,509	$1,373,174	$1,184,086
Interest-bearing	1,677,630	1,572,898	1,625,927	1,545,930

Total Deposits	3,083,853	2,829,407	2,999,101	2,730,016
Other borrowings	1,401,252	1,084,854	1,315,095	967,152
Junior Subordinated Debentures	82,476	82,476	82,476	82,476
Other liabilities	40,889	43,803	33,511	44,078

Total Liabilities	4,608,470	4,040,540	4,430,183	3,823,722
Stockholders' equity:
Stockholders' equity	346,028	293,648	335,042	283,732
Accumulated other comprehensive income
(loss), net of tax	3,177	(2,670)	599	12,627

	349,205	290,978	335,641	296,359

TOTAL	$4,957,675	$4,331,518	$4,765,824	$4,120,081

CVB FINANCIAL CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (unaudited) dollar amounts in thousands, except per share
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Interest Income:
Loans, including fees	$38,777	$30,061	$107,089	$83,447
Investment securities:
Taxable	19,668	18,323	58,407	49,710
Tax-advantaged	4,989	3,636	13,873	11,262

Total investment income	24,657	21,959	72,280	60,972
Federal funds sold	--	1	2	3
Interest-bearing CDs with other institutions	74	--	206	--

Total interest income	63,508	52,021	179,577	144,422
Interest Expense:
Deposits	7,539	3,863	18,848	11,151
Borrowings and junior subordinated debentures	12,951	8,182	34,537	21,826

Total interest expense	20,490	12,045	53,385	32,977

Net interest income before provision for credit losses	43,018	39,976	126,192	111,445
Provision for credit losses	--	--	--	--

Net interest income after
provision for credit losses	43,018	39,976	126,192	111,445
Other Operating Income:
Service charges on deposit accounts	3,477	3,240	9,770	10,544
Wealth Management services	1,237	993	3,509	3,266
Gain/(Loss) on sale of investment securities	--	7	(46)	5,219
Other-than-temporary impairment write down	--	--	--	(6,300)
Other	3,147	3,279	8,999	7,582

Total other operating income	7,861	7,519	22,232	20,311
Other operating expenses:
Salaries and employee benefits	13,136	11,970	39,424	35,323
Occupancy	2,091	2,281	6,048	5,961
Equipment	1,727	1,896	5,583	5,607
Professional services	1,047	907	3,267	3,030
Amortization of intangible assets	588	296	1,473	889
Other	4,526	4,402	11,432	13,450

Total other operating expenses	23,115	21,752	67,227	64,260

Earnings before income taxes	27,764	25,743	81,197	67,496
Income taxes	9,499	8,668	27,753	22,898

Net earnings	$18,265	$17,075	$53,444	$44,598

Basic earnings per common share	$0.30	$0.28	$0.87	$0.74

Diluted earnings per common share	$0.29	$0.28	$0.87	$0.73

Cash dividends per common share	$0.11	$0.13	$0.33	$0.37

All per share information has been retroactively adjusted to reflect the 5 for 4 stock split declared on December 29, 2004.

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest income - (Tax Effective)(te)	$65,110	$53,184	$184,033	$148,042
Interest Expense	20,490	12,045	53,385	32,977

Net Interest income - (te)	$44,620	$41,139	$130,648	$115,065

Other-than-temporary impairment write-down	$0	$0	$0	$(6,300)
Return on average assets	1.46%	1.57%	1.50%	1.45%
Return on average equity	20.75%	23.34%	21.29%	20.10%
Efficiency ratio	45.43%	45.80%	45.29%	48.77%
Net interest margin (te)	3.85%	4.09%	3.92%	4.01%
Weighted average shares outstanding
Basic	61,790,827	60,506,915	61,200,254	60,493,150
Diluted	62,341,740	61,229,890	61,779,538	61,228,203
Dividends declared	$6,722	$6,261	$20,213	$17,948
Dividend payout ratio	36.80%	36.67%	37.82%	40.24%
Number of shares outstanding-EOP	61,107,359	60,510,231
Book value per share	$5.52	$5.12
	September 30,
	2005	2004

Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$2	$689
Loans past due 90 days or more
and still accruing interest	--	--
Restructured loans	--	--
Other real estate owned (OREO), net	--	--

Total non-performing assets	$2	$689

Percentage of non-performing assets
to total loans outstanding and OREO	0.00%	0.03%
Percentage of non-performing
assets to total assets	0.00%	0.02%
Non-performing assets to
allowance for loan losses	0.01%	2.99%
Net Charge-off (Recovered) to Average loans	(0.08%)	(0.09%)
Allowance for Credit Losses:
Beginning Balance	$22,494	$21,282
Total Loans Charged-Off	(191)	(1,133)
Total Loans Recovered	1,178	2,919
Acquisition of Granite State Bank	756

Net Loans Recovery (Charged-Off)	1,743	1,786
Provision Charged to Operating Expense	--	--

Allowance for Credit Losses at End of period	$24,237	$23,068

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (in thousands, except per share data (unaudited)
	2005		2004		2003
Quarter End	High	Low	High	Low	High	Low
March 31,	$ 21.30	$17.60	$17.04	$15.13	$18.50	$14.10
June 30,	$20.12	$17.00	$17.56	$15.72	$16.06	$14.07
September 30,	21.90	18.04	$18.70	$16.16	$15.69	$13.35
December 31,	--	--	$22.34	$17.80	$15.87	$13.94
Quarterly Consolidated Statements of Income Earnings
		3Q 2005	2Q 2005	1Q 2005	4Q 2004	3Q 2004
Interest income
Loans, including fees		$38,777	$35,619	$32,693	$31,095	$30,061
Investment securities and federal funds sold		24,731	24,454	23,303	22,184	21,960

		63,508	60,073	55,996	53,279	52,021
Interest expense
Deposits		7,539	6,247	5,061	4,356	3,863
Other borrowings		12,951	11,589	9,998	9,183	8,182

		20,490	17,836	15,059	13,539	12,045
Net interest income before
provision for credit losses		43,018	42,237	40,937	39,740	39,976
Provision for credit losses		--	--	--	--	--

Net interest income after
provision for credit losses		43,018	42,237	40,937	39,740	39,976
Non-interest income		7,861	7,293	7,079	7,596	7,519
Non-interest expenses		23,115	23,415	20,697	25,462	21,752

Earnings before income taxes		27,764	26,115	27,319	21,874	25,743
Income taxes		9,499	8,637	9,618	4,986	8,668

Net earnings		$18,265	$17,478	$17,701	$16,888	$17,075

Basic earning per common share		$0.30	$0.28	$0.29	$0.28	$0.28
Diluted earnings per common share		$0.29	$0.28	$0.29	$0.28	$0.28
Cash dividends per common share		$0.11	$0.11	$0.11	$0.11	$0.13
Dividends Declared		$6,722	$6,716	$6,775	$6,733	$6,261

Financial Measures That Supplement GAAP

Our discussions sometimes contain financial information not required to be presented by generally accepted accounting principles (GAAP). We do this to better inform readers of our financial statements. The SEC requires us to present a reconciliation of GAAP

The following table reconciles the differences in net earnings with and without the settlement of robbery loss, gain/loss on sale of securities, gain on sale of real estate, and the other-than-temporary impairment write down in conformity with GAAP.

Net Earnings Reconciliation (non-GAAP disclosure):	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net earnings without the settlement of robbery loss, the gains/(loss) on sales of securities, the gain on sale of real estate, and other-than-temporary impairment write-down
	$18,265	$16,792	$51,764	$45,036

Settlement of robbery loss, net of tax	--	--	1,711	--
Gain/(Loss) on Sale of Securities, net of tax	--	5	(31)	3,448
Gain on Sale of Real Estate, net of tax	--	278	--	278
Other-than-temporary impairment write-down, net of tax	--	--	--	(4,164)

Reported net earnings	$18,265	$17,075	$53,444	$44,598

Settlement of robbery loss	$--	$--	$2,600	$--
Gain/(Loss) on Sale of Securiites	--	7	(46)	5,219
Gain on Sale of Real Estate	--	419	--	419
Other-than-temporary impairment write-down	--	--	--	(6,300)
Tax effect	--	(143)	(874)	224

Net of taxes	$0	$283	$1,680	$(438)

We have presented net earnings without the settlement of robbery loss, gain/loss on sale of securities, gain on sale of real estate, and other-than-temporary impairment write-down on investment securities to show shareholders the earnings from operations unaffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company's operations and business.

Ratios Reconciliation (non-GAAP disclosure):

The following table reconciles the differences in ratios with and without the settlement of robbery loss, the other-than-temporary impairment write down on investment securities, the net gain/loss on sale of securities and gain on sale of real estate in conformity with GAAP.

	Ratios Reconciliation For the Three Months Ended September 30,			Ratios Reconciliation For the Three Months Ended September 30,
	2005			2004
	Without net loss on sale of securities	Net loss on securities	Reported earnings	Without net gain on sale of securities and gain on sale of real estate	Net gain on securities and gain on sale of real estate	Reported earnings

	(amounts in thousands)			(amounts in thousands)
Other Operating Expense	$23,115	$--	$23,115	$21,752	$--	$21,752

Net Revenues	$50,879	$--	$50,879	$47,069	$426	$47,495

Net Earnings	$18,265	$--	$18,265	$16,792	$283	$17,075

Return on Beginning Equity	21.51%		21.51%	23.79%		24.19%
Return on Average Equity	20.75%		20.75%	22.96%		23.34%
Return on Average Assets	1.46%		1.46%	1.54%		1.57%
Efficiency Ratio	45.43%		45.43%	46.21%		45.80%
Operating Costs as % of Average assets	1.85%		1.85%	2.00%		2.00%
	Ratios Reconciliation For the Nine Months Ended September 30,			Ratios Reconciliation For the Nine Months Ended September 30,
	2005			2004
	Without settlement of robbery loss and net loss on sale of securities	Robbery loss and net loss on securities	Reported earnings	Without other-than-temporary impairment write-down, net gain on sale of securities and gain on sale of real estate	Impairment write-down, net gain on securities, gain on sale of real estate	Reported earnings

	(amounts in thousands)			(amounts in thousands)
Other Operating Expense	$69,827	$(2,600)	$67,227	$64,260	$--	$64,260

Net Revenues	$148,470	$(46)	$148,424	$132,418	$(662)	$131,756

Net Earnings	$51,762	$1,682	$53,444	$45,035	$(437)	$44,598

Return on Beginning Equity	21.80%		22.51%	20.98%		20.78%
Return on Average Equity	20.62%		21.29%	20.30%		20.10%
Return on Average Assets	1.45%		1.50%	1.46%		1.45%
Efficiency Ratio	47.03%		45.29%	48.53%		48.77%
Operating Costs as % of Average assets	1.96%		1.89%	2.08%		2.08%

We have presented ratios without the settlement of robbery loss, the other-than-temporary impairment write-down on investment securities, the net gain/loss on sale of securities and the gain on sale of real estate to show shareholders the earnings from operations unaffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company's operations and business.